Exhibit 99.1

memorandum

TO:	Directors and Executive Officers of Financial Institutions, Inc.
DATE:	September 14, 2018
RE:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

Please be advised that on September 10, 2018, Financial Institutions, Inc. (the “Company”) notified participants in the Financial Institutions, Inc. 401(k) Plan (the “Plan”) of a “blackout period” under the Plan, which is being imposed to implement a change in the Plan’s administrator from Millman to Vanguard (the “Blackout Period”). During the Blackout Period, participants in the Plan will be temporarily unable to move money between funds, change the funds in which the participant invests, or request withdrawals or distributions. The Blackout Period covers the Company Stock Fund within the Plan in addition to all additional funds within the Plan.

Blackout Period

The Blackout Period will begin on October 10, 2018 at 4 p.m. Eastern Time and is expected to end during the calendar week of October 21, 2018. You may contact William L. Kreienberg, the Company’s General Counsel, for the exact end date of the Blackout Period.

Trading Restrictions for Directors and Executive Officers

Pursuant to the Sarbanes-Oxley Act of 2002 and Rule 104 under the Securities and Exchange Commission’s Regulation BTR, you, as directors and executive officers of the Company, will generally be prohibited from engaging in transactions involving Company equity securities during the Blackout Period.  This includes the Company’s common stock, Series A preferred stock and Series B-1 preferred stock, as well as options and other derivatives based on Company equity securities.  Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Please note that these trading restrictions are in addition to those imposed by the Company’s Insider Trading Policy.  The blackout period for that policy is already in effect for this quarter and is expected to extend past this Blackout Period. Therefore, you will not be able to resume trading activity in the Company’s common stock when the Blackout Period under the Plan ends.

Recommendation

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director officer), those exemptions are limited.  These rules are complex and criminal and civil penalties may be imposed upon directors and

September 14, 2018

executive officers who violate the rules. Accordingly, and given that Insider Trading Policy blackout period is currently in effect, we recommend that you avoid any change in your beneficial ownership of Company equity and derivative securities during the Blackout Period.

Questions

If you have any questions concerning transactions in the Company’s equity or derivative securities, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact, without charge, the Company’s General Counsel:

William L. Kreienberg, Esq.

General Counsel

Financial Institutions, Inc.

220 Liberty Street

Warsaw, NY 14569

(585) 786-1100